UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2014

ScanSource, Inc.

(Exact name of registrant as specified in its charter)

South Carolina	000-26926	57-0965380
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Logue Court

Greenville, South Carolina 29615

(Address of principal executive offices) (zip code)

(864) 288-2432

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Entry into Letter Agreement to purchase Network1

On August 14, 2014, ScanSource, Inc. (the “Company”), entered into a binding letter of intent (the “Letter Agreement”), pursuant to which the Company agreed to purchase (the “Network1 Acquisition”), through the Company or one of the Company’s affiliates, all of the shares of Intersmart Comércio Importação Exportação de Equipamentos Eletrônicos, S.A., a corporation organized under the laws of the Federative Republic of Brazil, and its related entities (collectively “Network1”) from the Network1 shareholders (the “Sellers”). The Company entered into the Letter Agreement with Network1 and its president Rafael Paloni, who is the controlling shareholder of Network1. The Company also issued a press release on August 15, 2014 announcing the Network1 Acquisition, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Pursuant to the Letter Agreement, the Company will (i) pay R$159,628,000 (or approximately $70,400,000) to the Sellers at closing (the “Initial Purchase Price Payment”), provided that Network1 has certain levels of adjusted EBITDA and reduced by outstanding debt, net of cash, and (ii) pay additional amounts to Sellers pursuant to a four year earn-out based on adjusted EBITDA for each fiscal year ending June 30 for the first four years after closing. The Letter Agreement contemplates that the Initial Purchase Price Payment represents 52% of the total purchase price based upon a value of approximately R$307,000,000 (or approximately $135,400,000). The remaining 48% of the total purchase price is structured in four annual earn-out payments. At closing, the actual Initial Purchase Price Payment and estimated earn-out projections will be determined in the definitive purchase agreement and will be subject to due diligence findings, currency fluctuations, and other qualifications as further described below.

The Letter Agreement provides that the parties will negotiate in good faith towards execution of a customary Stock Purchase Agreement. Pursuant to the Letter Agreement, closing of the Network1 Acquisition is subject to customary closing conditions, including successful completion of due diligence, the absence of any material adverse change in Network1’s business operations, approval by the Company’s board of directors, approval under current agreements of the parties, any requisite regulatory approval, and the execution of the Stock Purchase Agreement. Additionally, the Letter Agreement contains other customary key assumptions related to Network1’s financial statements and business affairs, and execution of employment agreements by Network1’s management. The Letter Agreement provides that the closing is expected to occur on or before December 31, 2014.

The Letter Agreement, which is governed by U.S. law, provides for an exclusivity period which expires on the earlier of (a) December 31, 2014, (b) the signing of the Stock Purchase Agreement, or (c) the mutual written agreement of the Company and Network1. During the exclusivity period, if Network1 solicits or participates in negotiations related to the sale of Network1 to any other entity, then Network1 must pay the Company R$20,000,000 (or approximately $8,800,000). Likewise, the Company has potential liability of R$20,000,000 if the Company solicits or purchases another Brazilian communications wholesale distributor during the exclusivity period.

The foregoing description of the Network1 Acquisition and the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Letter Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibit

10.1	Letter Agreement between ScanSource, Inc. and Network1 dated August 14, 2014.

99.1	Press Release issued by ScanSource, Inc. on August 15, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ScanSource, Inc.

Date: August 15, 2014	By:	/s/ John J. Ellsworth
	Name:	John J. Ellsworth
	Its:	Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement between ScanSource, Inc. and Network dated August 14, 2014.

99.1	Press Release issued by ScanSource, Inc. on August 15, 2014.